Exhibit 99.2

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)
	)	Re: Order No. NE 07-
PEOPLES FEDERAL SAVINGS	)
AND LOAN ASSOCIATION,	)	Dated: February 8, 2007
Sidney, Ohio (OTS No. 03917))
)

STIPULATION AND CONSENT
TO ISSUANCE OF AN ORDER TO CEASE AND DESIST

This Stipulation and Consent to Issuance of an Order to Cease and Desist (“Stipulation”), which concerns the accompanying and above-referenced Order to Cease and Desist (the “Order”), is submitted by PEOPLES FEDERAL SAVINGS AND LOAN ASSOCIATION, Sidney, Ohio (the “Savings Association” or the “Association”, OTS No. 03917), to the Office of Thrift Supervision ("OTS"), which is acting through its Northeast Regional Director (“Regional Director”).
WHEREAS, the OTS, based upon information derived from the exercise of its regulatory responsibilities, has informed the Savings Association that the OTS is of the opinion that grounds exist to initiate administrative proceedings against the Savings Association pursuant to 12 U.S.C. § 1818;1  and
WHEREAS, the Savings Association desires to cooperate with the OTS to avoid the time and expense of such administrative proceedings, and
WHEREAS, the Savings Association, while admitting that the OTS has jurisdiction with respect to this matter (as addressed in Paragraph 1 below), neither admits nor denies (i) that the above-mentioned grounds exist, or (ii) the OTS Findings of Fact (in Paragraph 2 below).
NOW, THEREFORE the Savings Association hereby stipulates and agrees to the following terms:
1. Jurisdiction.
(a) Peoples Federal Savings and Loan Association is a "savings association" within the meaning of 12 U.S.C. §§ 1813(b) and 1462(4). Accordingly, the Savings Association is an "insured depository institution" as that term is defined in 12 U.S.C. § 1813(c).
________________________
1 All references in this Stipulation and in the Order are to the United States Code as amended.

(b) Pursuant to 12 U.S.C. § 1813(q), the OTS is the "appropriate Federal banking agency" with jurisdiction to maintain administrative enforcement proceedings against savings associations. Therefore, the Savings Association is subject to the authority of the OTS to initiate and maintain administrative cease-and-desist proceedings against it pursuant to 12 U.S.C. § 1818(b).
2. OTS Findings of Fact.
These OTS findings, from its recent examination of the Savings Association, concern the Association’s implementation of its Bank Secrecy Act compliance program (“BSA Compliance Program”) during 2005 through August 2006. The OTS determined that the Association failed to fully comply with the requirements of 12 C.F.R. §§ 563.180(d), 563.177, and 31 C.F.R. § 103.18. This is because the OTS concluded that there were significant weaknesses in the “independent review” component of the Association’s BSA Compliance Program, and that the Association had failed to identify and file Suspicious Activity Reports with respect to a few suspected instances of “structured” customer financial transactions.
3. Consent.
(a) The Savings Association hereby consents to the issuance by the OTS of the Order.
(b) The Savings Association further agrees to comply with the terms of the Order upon its issuance. The Savings Association further stipulates and agrees that the Order complies with all requirements of law, as applicable.
4. Finality.
The Order is issued by the OTS under the authority of 12 U.S.C. § 1818(b). Upon the issuance of the Order by the OTS, acting by and through the undersigned Regional Director (which term also shall refer to the Regional Director’s authorized designees), the Order shall be a final order, effective and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
5. Waivers.
The Savings Association hereby waives the following:
(i) The right to be served with a written notice of the OTS' charges;
(ii) The right to an administrative hearing of the OTS' charges; and
(iii)  The right to seek judicial review of either the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order.

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6. Other Government Actions Not Affected.
The Savings Association acknowledges and agrees that its consent to the issuance of the Order does not release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Savings Association that arise pursuant to this action or otherwise, and that may be or have been brought by any other government entity other than the OTS. The Savings Association further acknowledges and understands that its stipulation and consent to issuance of the Order only settles contemplated OTS administrative proceedings that the OTS could have started, pursuant to provisions of 12 U.S.C. § 1818, based on the OTS’ findings summarized at paragraph 2 of this Stipulation.
7.	Relation to Other OTS Regulatory Actions.
To the extent not already accomplished, the Savings Association remains obligated to take all corrective actions specified in the OTS Report of Examination for the examination of the Savings Association started on September 25, 2006. However, to the extent there are any conflicts between deadlines specified in that Report of Examination and deadlines specified in the Order, the deadlines in the Order shall prevail and be applicable.
8.	Miscellaneous.
(a) The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
(b) All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns.
(c) The section and paragraph headings in this Stipulation and the Order are for convenience only, and such headings shall not affect the interpretation of this Stipulation or the Order.
(d) The terms of this Stipulation and of the Order represent the final written agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
(e) This Stipulation and the Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Director, Regional Director, or other authorized representative.

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WHEREFORE, the Savings Association executes this Stipulation, intending to be legally bound hereby.

Accepted by:
PEOPLES FEDERAL SAVINGS		OFFICE OF THRIFT SUPERVISION
AND LOAN ASSOCIATION

By:	/s/ Douglas Stewart	By:	/s/Robert C. Albanese
	Douglas Stewart		Robert C. Albanese
	President		Regional Director

Date:	February 8, 2007	Date:	See the date in the caption hereof

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